Exhibit 3

Registrant	Assets	Amount of Single Insured Bond
Columbia Acorn Trust	$4,892,103,730.92	$2,500,000
Columbia Credit Income Opportunities Fund	$54,996,995.41	$400,000
Columbia ETF Trust I	$4,476,444,455.72	$2,500,000
Columbia ETF Trust II	$1,568,549,799.59	$1,500,000
Columbia Funds Series Trust	$24,692,697,358.73	$2,500,000
Columbia Funds Series Trust I	$135,154,829,134.51	$2,500,000
Columbia Funds Series Trust II	$72,117,568,312.76	$2,500,000
Columbia Funds Variable Series Trust (formerly Wanger Advisors Trust)	$769,619,115.78	$1,000,000
Columbia Funds Variable Insurance Trust	$25,400,343,292.66	$2,500,000
Columbia Funds Variable Series Trust II	$94,702,784,313.28	$2,500,000
Columbia Seligman Premium Technology Growth Fund, Inc.	$525,399,072.70	$900,000
Tri-Continental Corporation	$1,902,543,860.27	$1,500,000